================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                -----------------
                                   SCHEDULE TO
                                  (RULE 13E-4)
                               (Amendment No. 1)

            TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                -----------------
                             INFORMATICA CORPORATION
         (Name of Subject Company (Issuer) and Filing Person (Offeror))
                                -----------------
          OPTIONS TO PURCHASE COMMON STOCK, PAR VALUE $0.001 PER SHARE
                         (Title of Class of Securities)
                                -----------------
                                   45666Q-10-Z
                      (CUSIP Number of Class of Securities)
                            (Underlying Common Stock)
                                -----------------
                                GAURAV S. DHILLON
                             CHIEF EXECUTIVE OFFICER
                             INFORMATICA CORPORATION
                              3350 W. BAYSHORE ROAD
                           PALO ALTO, CALIFORNIA 94303
                                 (650) 687-6200
                 (Name, address, and telephone number of person
                authorized to receive notices and communications
                           on behalf of filing person)
                                -----------------
                                   COPIES TO:
                             MARK A. BERTELSEN, ESQ.
                              JOSE F. MACIAS, ESQ.
                              J. ROL WILLIAMS, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                               PALO ALTO, CA 94304
                                 (650) 493-9300
                                -----------------
                            CALCULATION OF FILING FEE

================================================================================
      TRANSACTION VALUATION*                       AMOUNT OF FILING FEE
================================================================================
           $83,293,657                                    $16,659**
================================================================================

* Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 8,651,608 shares of common stock of Informatica Corporation having an aggregate value of $83,293,657 as of July 16, 2001 will be exchanged pursuant to this offer. The aggregate value of such options was calculated based on the Black-Scholes option pricing model. The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the value of the transaction.

**     Previously paid.

[X] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                         Amount Previously Paid: $16,659
                         Form or Registration No.: Schedule TO
                         Filing party: Informatica Corporation
                         Date filed: July 20, 2001

[ ] Check box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes to designate any transactions to which the statement relates:

       [ ]    third-party tender offer subject to Rule 14d-1.
       [X]    issuer tender offer subject to Rule 13e-4.
       [ ]    going-private transaction subject to Rule 13e-3.
       [ ]    amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]

================================================================================

                             INTRODUCTORY STATEMENT

         This Amendment No. 1 amends the Tender Offer Statement on Schedule TO filed by Informatica Corporation (the "Company") with the Securities and Exchange Commission (the "SEC") on July 20, 2001 (the "Schedule TO"), relating to an offer by the Company to exchange outstanding options to purchase the Company's common stock as set forth in the Schedule TO held by eligible employees of the Company for new options to purchase shares of the Company's common stock. This exchange offer will occur upon the terms and subject to the conditions described in (1) the Offer to Exchange filed as Exhibit (a)(1) to the Schedule TO, (2) the Memorandum from Gaurav S. Dhillon filed as Exhibit (a)(2) to the Schedule TO, (3) the Election Form filed as Exhibit (a)(3) to the Schedule TO, (4) the Notice to Withdraw from the Offer filed as Exhibit (a)(4) to the Schedule TO and (5) the Form of Promise to Grant Stock Option(s) filed as Exhibit (a)(5) to the Schedule TO.

         This Amendment No. 1 amends the Schedule TO in order to file the following exhibits:

         (i) an email message from Gaurav S. Dhillon to optionholders of the Company eligible to participate in the exchange offer announcing the commencement of the exchange offer and transmitting the documents regarding the exchange offer; and

         (ii) an email message from Peter McGoff to optionholders of the Company eligible to participate in the exchange offer regarding the exchange offer.

ITEM 12. EXHIBITS.

       (a)(1)* Offer to Exchange, dated July 20, 2001.

          (2)* Memorandum from Gaurav S. Dhillon, dated July 20, 2001.

          (3)* Election Form.

          (4)* Notice to Withdraw from the Offer.

          (5)* Form of Promise to Grant Stock Option(s).

          (6) Informatica Corporation Annual Report on Form 10-K for its fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission on March 30, 2001 and incorporated herein by reference.

          (7) Informatica Corporation Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, filed with the Securities and Exchange Commission on May 15, 2001 and incorporated herein by reference.

          (8) Email message from Gaurav S. Dhillon to optionholders of the Company eligible to participate in the exchange offer announcing the commencement of the exchange offer and transmitting the documents regarding the exchange offer.

          (9) Email message from Peter McGoff to optionholders of the Company eligible to participate in the exchange offer regarding the exchange offer.

       (b) Not applicable.

       (d)(1)* Informatica Corporation 2000 Employee Stock Incentive Plan, as amended, and form of agreement thereunder.

          (2)* Informatica Corporation 1999 Stock Incentive Plan, as amended, and form of agreement thereunder.

          (3)* Informatica Corporation 2000 Employee Stock Incentive Plan Prospectus.

          (4)* Informatica Corporation 1999 Stock Incentive Plan Prospectus.

       (g) Not applicable.

       (h) Not applicable.


* Previously filed as an exhibit to the Schedule TO filed by Informatica Corporation on July 20, 2001.

                                    SIGNATURE

       After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule TO is true, complete and correct.

                                        INFORMATICA CORPORATION

                                        /s/ Earl E. Fry
                                        ----------------------------------------
                                        Earl E. Fry
                                        Chief Financial Officer and Senior Vice
                                        President


Date: July 23, 2001

                                INDEX TO EXHIBITS

                                  EXHIBIT INDEX



       EXHIBIT
       NUMBER                               DESCRIPTION
       -------        ----------------------------------------------------------
       (a)(1)*        Offer to Exchange, dated July 20, 2001.

       (a)(2)*        Memorandum from Gaurav S. Dhillon, dated July 20, 2001.

       (a)(3)*        Election Form.

       (a)(4)*        Notice to Withdraw from the Offer.

       (a)(5)*        Form of Promise to Grant Stock Option(s).

       (a)(6) Informatica Corporation Annual Report on Form 10-K for its fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission on March 30, 2001 and incorporated herein by reference.

       (a)(7) Informatica Corporation Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, filed with the Securities and Exchange Commission on May 15, 2001 and incorporated herein by reference.

       (a)(8) Email message from Gaurav S. Dhillon to optionholders of the Company eligible to participate in the exchange offer announcing the commencement of the exchange offer and transmitting the documents regarding the exchange offer.

       (a)(9) Email message from Peter McGoff to optionholders of the Company eligible to participate in the exchange offer regarding the exchange offer.

       (d)(1)*        Informatica Corporation 2000 Employee Stock Incentive
                      Plan, as amended, and form of agreement thereunder.

       (d)(2)* Informatica Corporation 1999 Stock Incentive Plan, as amended, and form of agreement thereunder.

       (d)(3)*        Informatica Corporation 2000 Employee Stock Incentive Plan
                      Prospectus.

       (d)(4)*        Informatica Corporation 1999 Stock Incentive Plan
                      Prospectus

* Previously filed as an exhibit to the Schedule TO filed by Informatica Corporation on July 20, 2001.